EXHIBIT 21.1
TWO HARBORS INVESTMENT CORP.
Subsidiaries of Registrant
The following entities comprise the direct or indirect wholly owned subsidiaries of Two Harbors Investment Corp. as of the date of this filing:

Name	State of Organization	Percent Ownership
Agate Bay Residential Mortgage Securities LLC	Delaware	100%
Area RE Partners Columbus LLC	Delaware	20%
Capitol Acquisition Corp.	Delaware	100%
CYS/Area LP	Delaware	99%
CYS Condo GP LLC	Delaware	100%
CYS Investments LLC	Delaware	100%
Eiger Holdings Company LLC	Delaware	100%
Eiger Partnership LLC	Delaware	100%
Matrix Financial Services Corporation	Arizona	100%
North Shore Assets LLC	Delaware	100%
North Shore Mortgage Opportunity LLC	Delaware	100%
TH Asset Holdings LLC	Delaware	100%
TH Asset Investment Corp.	Delaware	100%
TH Insurance Holdings Company LLC	Missouri	100%
TH MSR issuer Trust	Delaware	100%
TH TRS Corp.	Delaware	100%
Two Harbors Asset I, LLC	Delaware	100%
Two Harbors Asset II, LLC	Delaware	100%
Two Harbors Operating Company LLC	Delaware	100%